Exhibit 3.1

FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS OF
INDEPENDENCE BANCSHARES, INC.

This First Amendment (this “Amendment”) to the Amended and Restated Bylaws of Independence Bancshares, Inc. (the “Corporation”) is made as of September 25, 2017.

WITNESSETH

WHEREAS, the bylaws of the Corporation (the “Bylaws”) were adopted on December 20, 2004, and amended and restated on March 5, 2012; and

WHEREAS, the Board of Directors of the Corporation has resolved to amend the Bylaws in the manner herein set forth.

AMENDMENT

NOW, THEREFORE, the Bylaws are hereby amended as set forth below:

1. The Bylaws are hereby by adding a new Article 9 as set forth below:

ARTICLE 9: EXCLUSIVE FORUM

Section 1: Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Act or the Corporation’s Articles of Incorporation or Bylaws (as either may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine shall be the United States District Court for the District of South Carolina, Greenville Division (or, if the federal district court does not have jurisdiction, the Circuit Courts of the State of South Carolina located in Greenville County). If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than such a court located within the State of South Carolina (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of the federal and state courts located within the State of South Carolina in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

2. Except as expressly amended hereby, the Bylaws shall remain unchanged and in full force and effect.

3. This Amendment shall become effective on the day and year first above written.

The undersigned, as Interim Chief Executive Officer of the Corporation, hereby certifies that the First Amendment to the Amended and Restated Bylaws of the Corporation contained herein is the true and correct First Amendment to the Amended and Restated Bylaws adopted by the Corporation’s board of directors in compliance with any procedural requirements of the Corporation’s Articles of Incorporation and the laws of the State of South Carolina, and the rules and regulations promulgated thereunder.

Signed:	/s/ Larry Miller
Name:	Lawrence R. Miller
Title:	Interim Chief Executive Officer

Date:	September 25, 2017